Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid
Fees Previously Paid	1	$ 15,092,585.00		$ 2,084.29
	Total Transaction Valuation:	$ 15,092,585.00
	Total Fees Due for Filing:			$ 2,084.29
	Total Fees Previously Paid:			$ 2,084.29
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 0.00
Offering Note
[1]	The transaction valuation is calculated as the estimated aggregate maximum purchase price for common shares of beneficial interest, par value $0.001, of First Eagle Private Credit Fund (the "Fund"). The fee of $2,084.29 was paid in connection with the filing of the Schedule TO-I by the Fund (File No. 005-94121) on January 30, 2026 (the "Schedule TO"). This is the final amendment to the Schedule TO and is being filed to report the results of the offer. The amount of filing fee is calculated at $138.10 per $1,000,000 of the transaction valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources